                                                             Exhibit 11.1

                 Renal Treatment Centers, Inc. and Subsidiaries

                  COMPUTATION OF NET INCOME PER COMMON SHARE
              AND NET INCOME PER COMMON SHARE--ASSUMING DILUTION
           for the three and six months ended June 30, 1997 and 1996


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
                                                                    Three Months Ended                       Six Months Ended
                                                                        June 30,                                  June 30,
                                                                 1997               1996                1997                  1996
------------------------------------------------------------------------------------------------------------------------------------
Reconciliation of numerator:
Net income for use in computing net income per
   common share                                                  $ 4,606,089   $ 3,390,066          $ 8,569,205       $ 4,848,663
Add back interest on note, tax effected                               34,122        62,708               34,122           130,373
                                                                 -------------------------          -----------------------------
Adjusted net income for use in computing net
   income per common share--assuming dilution                    $ 4,640,211   $ 3,452,774          $ 8,603,327       $ 4,979,036
                                                                 =========================          =============================
Reconciliation of denominator
Weighted average number of shares outstanding for
   use in computing net income per common share                   24,962,389    25,828,734           24,737,326        25,284,349

Weighted average shares assumed issued upon conversion
   of note                                                            54,771       661,501              246,914           661,501

Dilutive effect of outstanding stock options                         827,610       766,102              805,580           766,102
                                                                 -------------------------          -----------------------------
Weighted average number of common shares and equivalents
   outstanding--assuming dilution                                 25,844,770    27,256,337           25,789,820        26,711,952
                                                                 =========================          =============================
Net income per common share                                      $      0.18   $      0.13          $      0.35       $      0.19
                                                                 =========================          =============================
Net income per common share--assuming dilution                   $      0.18   $      0.13          $      0.33       $      0.19
                                                                 =========================          =============================
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